Free Writing Prospectus dated January 4, 2011 (to Prospectus dated May 18, 2010 and Preliminary Prospectus Supplement dated January 4, 2011)	Filed pursuant to Rule 433 Registration Statement Nos. 333-162219 and 333-162219-01

TERMS AND CONDITIONS
USD 500,000,000 3.25% Senior Notes due January 11th, 2014

Issuer	The Royal Bank of Scotland plc
Guarantor	The Royal Bank of Scotland Group plc
Issuer Ratings	Aa3 / A+ / AA- (Moody’s / S&P / Fitch)
Ranking	Senior
Principal Amount	USD $ 500,000,000
Price to the Public	99.697%
Redemption Price	100.0000% of principal amount of the relevant Note
Specified Currency	USD
Trade Date	January 4th, 2011
Settlement Date	January 11th, 2011, in accordance with DTC’s procedures (T+5)
Maturity	January 11th, 2014
Call Option	No
Benchmark	T 0.750% due December 15th, 2013
Benchmark Yield	1.007%
Re-Offer Yield	3.357%
Re-Offer Spread to UST	T+235 bps
Coupon	3.25% (semi-annual)
Day Count	30/360
Convention	Following, unadjusted
Business Days	New York & London
Bookrunner	RBS Securities Inc.
Co-Managers	BMO Capital Markets Corp. BNY Mellon Capital Markets, LLC CIBC World Markets Corp. Citigroup Global Markets Inc.

HSBC Securities (USA) Inc. J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated TD Securities (USA) LLC
Underwriting Discount	0.300%
Interest Payment Period	Semi-Annual
Interest Payment Date(s)	On the 11th day of each July and January, commencing July 11th, 2011, up to and including January 11th, 2014
Interest Payment Record Date(s)	On the 27th day of each June and December commencing June 27th, 2011
Format	SEC-Registered
Denominations	USD $2,000 and integral multiples of USD $1,000 in excess thereof
Listing	An application will be made to list the notes on the New York Stock Exchange
Clearing and Settlement	DTC and Euroclear/Clearstream
CUSIP / ISIN	78010XAJ0 / US78010XAJ00

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P or Fitch.

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, RBS Securities Inc. will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071.